FORM NSAR Q77O Transactions effected pursuant to Rule 10F3 Fidelity Municipal Trust

Fund	Fidelity Ohio Municipal Income Fund
Trade Date	9/30/2014
Settle Date	10/10/14
Security Name	OHIO ST C 4% 03/01/25
CUSIP	677522AK0
Price	111.932
Transaction Value	$ 8,562,798.00
Class Size	$ 91,395,000
% of Offering	8.370%
Underwriter Purchased From	Morgan Stanley & Co. LLC
Underwriting Members: (1)	Morgan Stanley & Co. LLC
Underwriting Members: (2)	Raymond James & Associates, Inc.
Underwriting Members: (3)	Fidelity Capital Markets
Underwriting Members: (4)	FTN Financial Capital Markets
Underwriting Members: (5)	City Securities Corp.